Term Sheet
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
product supplement no. 20-I dated January 5, 2012 and
underlying supplement no. 1-I dated November 14, 2011	Term Sheet to Product Supplement No. 20-I Registration Statement No. 333-177923 Dated January 30, 2012; Rule 433

Structured Investments	$ Auto Callable Contingent Interest Notes Linked to the Financial Select Sector SPDR® Fund due February 21, 2013

General

•	The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the closing price of one share of the Fund is greater than or equal to 80% of the Initial Share Price, which we refer to as the Interest Barrier. In addition, if the closing price of one share of the Fund on any Review Date (other than the final Review Date) is greater than or equal to the Initial Share Price, the notes will be automatically called. Investors in the notes should be willing to accept the risk of losing some or all of their principal and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates.
•	Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive a Contingent Interest Payment with respect to each Review Date for which the closing price of one share of the Fund is greater than or equal to the Interest Barrier. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	The first Review Date, and therefore the earliest date on which an automatic call may be initiated, is May 15, 2012.
•	Senior unsecured obligations of JPMorgan Chase & Co. maturing February 21, 2013†
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•	The notes are expected to price on or about February 3, 2012 and are expected to settle on or about February 8, 2012.

Key Terms

Fund:	The Financial Select Sector SPDR® Fund
Contingent Interest Payments:

If the notes have not been previously called and the closing price of one share of the Fund on any Review Date is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to $32.50 (equivalent to an interest rate of 13.00%, payable at a rate of 3.25% per quarter).

If the closing price of one share of the Fund on any Review Date is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.

Interest Barrier / Trigger Level:	80% of the Initial Share Price (subject to adjustments)
Interest Rate:	13.00% per annum, payable at a rate of 3.25% per quarter, if applicable
Automatic Call:	If the closing price of one share of the Fund on any Review Date (other than the final Review Date) is greater than or equal to the Initial Share Price, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date.
Payment at Maturity:	If the notes have not been previously called and the Final Share Price is greater than or equal to the Trigger Level, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date.
If the notes have not been previously called and the Final Share Price is less than the Trigger Level, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Final Share Price is less than the Initial Share Price. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Fund Return)
If the notes have not been automatically called and the Final Share Price is less than the Trigger Level, you will lose more than 20% of your investment and may lose all of your initial investment at maturity.
Fund Return:	Final Share Price – Initial Share Price Initial Share Price
Initial Share Price:	The closing price of one share of the Fund on the pricing date, divided by the Share Adjustment Factor
Final Share Price:	The closing price of one share of the Fund on the final Review Date
Share Adjustment Factor:	Set initially at 1.0 on the pricing date and subject to adjustment upon the occurrence of certain events affecting the Fund. See “General Terms of Notes — Additional Fund Provisions — Anti-Dilution Adjustments” in the accompanying product supplement no. 20-I for further information.
Review Dates†:	May 15, 2012 (first Review Date), August 15, 2012 (second Review Date), November 15, 2012 (third Review Date) and February 15, 2013 (final Review Date)
Interest Payment Dates†:	With respect to each Review Date other than the final Review Date, the third business day after the related Review Date. The Contingent Interest Payment, if any, with respect to the final Review Date will be made on the maturity date.
Call Settlement Date†:	If the notes are automatically called on any Review Date, the first Interest Payment Date immediately following that Review Date
Maturity Date†:	February 21, 2013
CUSIP:	48125VLQ1
†	Subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Review Date — Notes Linked to a Single Component” and “Description of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 20-I

Investing in the Auto Callable Contingent Interest Notes involves a number of risks. See “Risk Factors” beginning on page PS-15 of the accompanying product supplement no. 20-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement 1-I and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$	$	$
Total	$	$	$
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-40 of the accompanying product supplement no. 20-I.
(2)	Please see “Supplemental Plan of Distribution” in this term sheet for information about fees and commissions.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

January 30, 2012

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 20-I, underlying supplement no. 1-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 20-I dated January 5, 2012 and underlying supplement no. 1-I dated November 14, 2011. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 20-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 20-I dated January 5, 2012: http://www.sec.gov/Archives/edgar/data/19617/000089109212000156/e46781_424b2.pdf
•	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

JPMorgan Structured Investments —	TS-1
Auto Callable Contingent Interest Notes Linked to the Financial Select Sector SPDR® Fund

What Are the Payments on the Notes, Assuming a Range of Performances for the Fund?

The following table illustrates payments on the notes, assuming a range of performance for the Fund on a given Review Date. The hypothetical payments set forth below assume an Initial Share Price of $14.00 and an Interest Barrier and Trigger Level of $11.20 (equal to 80% of the hypothetical Initial Share Price) and reflect the Interest Rate of 13.00% per annum (payable at a rate of 3.25% per quarter). The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

	Review Dates Prior to the Final Review Date		Final Review Date
Closing Price	Fund Appreciation / Depreciation at Review Date	Payment on Interest Payment Date or Call Settlement Date (1)(2)	Fund Return	Payment at Maturity (2)
$25.2000	80.00%	$1,032.50	80.00%	$1,032.50
$23.8000	70.00%	$1,032.50	70.00%	$1,032.50
$22.4000	60.00%	$1,032.50	60.00%	$1,032.50
$21.0000	50.00%	$1,032.50	50.00%	$1,032.50
$19.6000	40.00%	$1,032.50	40.00%	$1,032.50
$18.2000	30.00%	$1,032.50	30.00%	$1,032.50
$17.5000	25.00%	$1,032.50	25.00%	$1,032.50
$16.8000	20.00%	$1,032.50	20.00%	$1,032.50
$16.1000	15.00%	$1,032.50	15.00%	$1,032.50
$15.4000	10.00%	$1,032.50	10.00%	$1,032.50
$14.7000	5.00%	$1,032.50	5.00%	$1,032.50
$14.0000	0.00%	$1,032.50	0.00%	$1,032.50
$13.3000	-5.00%	$32.50	-5.00%	$1,032.50
$12.6000	-10.00%	$32.50	-10.00%	$1,032.50
$11.9000	-15.00%	$32.50	-15.00%	$1,032.50
$11.2000	-20.00%	$32.50	-20.00%	$1,032.50
$11.1986	-20.01%	$0.00	-20.01%	$799.90
$9.8000	-30.00%	$0.00	-30.00%	$700.00
$8.4000	-40.00%	$0.00	-40.00%	$600.00
$7.0000	-50.00%	$0.00	-50.00%	$500.00
$5.6000	-60.00%	$0.00	-60.00%	$400.00
$4.2000	-70.00%	$0.00	-70.00%	$300.00
$2.8000	-80.00%	$0.00	-80.00%	$200.00
$1.4000	-90.00%	$0.00	-90.00%	$100.00
$0.0000	-100.00%	$0.00	-100.00%	$0.00

(1) The notes will be automatically called if the closing price of one share of the Fund on any Review Date (other than the final Review Date) is greater than or equal to the Initial Share Price.

(2) You will receive a Contingent Interest Payment in connection with a Review Date if the closing price of one share of the Fund on that Review Date is greater than or equal to the Interest Barrier.

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate the amounts payable on the notes.

Example 1: The closing price of one share of the Fund increases from the Initial Share Price of $14.00 to a closing price of $15.40 on the first Review Date. Because the closing price of one share of the Fund on the first Review Date is greater than the Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the first Review Date. In addition, because the closing price of one share of the Fund on the first Review Date is greater than the Initial Share Price, the notes are automatically called. Accordingly, the investor receives a payment of $1,032.50 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $32.50 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.

Example 2: The closing price of one share of the Fund decreases from the Initial Share Price of $14.00 to a closing price of $8.40 on the first Review Date and $11.90 on the second Review Date and increases from the Initial Share Price of $14.00 to a closing price of $15.40 on the third Review Date. Because the closing price of one share of the Fund on the first Review Date is less than the Interest Barrier, no Contingent Interest Payment is made in connection with the first Review Date; however, the closing price of one share of the Fund on each of the second and third Review Dates is greater than the Interest Barrier, so the investor is entitled to receive a Contingent Interest Payment in connection with each of the second and third

JPMorgan Structured Investments —	TS-2
Auto Callable Contingent Interest Notes Linked to the Financial Select Sector SPDR® Fund

Review Dates. In addition, because the closing price of one share of the Fund on the third Review Date is greater than the Initial Share Price, the notes are automatically called. Accordingly, the investor receives a payment of $32.50 in connection with the second Review Date and a payment of $1,032.50 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $32.50 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note, in connection with the third Review Date. Accordingly, the total amount paid on the notes over the term of the notes is $1,065 per $1,000 principal amount note.

Example 3: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the closing price of one share of the Fund increases from the Initial Share Price of $14.00 to a Final Share Price of $16.80. The investor receives a payment of $32.50 in connection with each of the Review Dates preceding the final Review Date and, because the notes are not automatically called prior to maturity and the Final Share Price is greater than the Trigger Level and the Interest Barrier, the investor receives at maturity a payment of $1,032.50 per $1,000 principal amount note, consisting of a Contingent Interest Payment of $32.50 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,130 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 4: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with two of the Review Dates preceding the final Review Date and the closing price of one share of the Fund decreases from the Initial Share Price of $14.00 to a Final Share Price of $11.20. The investor receives two payments of $32.50 in connection with two of the Review Dates preceding the final Review Date and, because the notes are not automatically called prior to maturity and the Final Share Price is equal to the Trigger Level and the Interest Barrier, even though the Final Share Price is less than the Initial Share Price, the investor receives at maturity a payment of $1,032.50 per $1,000 principal amount note, consisting of a Contingent Interest Payment of $32.50 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,097.50 per $1,000 principal amount note.

Example 5: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the closing price of one share of the Fund decreases from the Initial Share Price of $14.00 to a Final Share Price of $9.80. The investor receives a payment of $32.50 in connection with each of the Review Dates preceding the final Review Date and, because the notes are not automatically called prior to maturity and the Final Share Price is less than the Trigger Level and the Interest Barrier, the investor receives at maturity a payment of $700 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -30%) = $700

The total amount paid on the notes over the term of the notes is $797.50 per $1,000 principal amount note.

Example 6: The notes are not automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date and the closing price of one share of the Fund decreases from the Initial Share Price of $14.00 to a Final Share Price of $7.00. Because the notes are not automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date and the Final Share Price is less than the Trigger Level and the Interest Barrier, the investor receives no payments over the term of the notes, other than a payment at maturity of $500 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -50%) = $500

The hypothetical payments on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	TS-3
Auto Callable Contingent Interest Notes Linked to the Financial Select Sector SPDR® Fund

Selected Purchase Considerations

•	QUARTERLY CONTINGENT INTEREST PAYMENTS — The notes offer the potential to earn a Contingent Interest Payment in connection with each quarterly Review Date of $32.50 per $1,000 principal amount note (equivalent to an interest rate of 13.00% per annum, payable at a rate of 3.25% per quarter). If the notes have not been previously called and the closing price of one share of the Fund on any Review Date is greater than or equal to the Interest Barrier, you will receive a Contingent Interest Payment on the applicable Interest Payment Date. If the closing price of one share of the Fund on any Review Date is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. Because the notes are our senior unsecured obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.
•	POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price of one share of the Fund on any Review Date (other than the final Review Date) is greater than or equal to the Initial Share Price, your notes will be automatically called prior to the maturity date. Under these circumstances, on the applicable Call Settlement Date, for each $1,000 principal amount note, you will receive (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date.
•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT AUTOMATICALLY CALLED — If the notes are not automatically called, we will pay you your principal back at maturity so long as the Final Share Price is greater than or equal to the Trigger Level. However, if the notes are not automatically called and the Initial Share Price is less than the Trigger Level, you will lose at least 20% of your principal amount and could lose up to the entire principal amount of your notes.
•	DIVERSIFICATION OF THE FINANCIAL SELECT SECTOR SPDR® FUND — The Financial Select Sector SPDR® Fund is an exchange-traded fund of the Select Sector SPDR® Trust, a registered investment company that consists of several separate investment portfolios, and managed by SSgA Funds Management, Inc., the investment adviser to the Financial Select Sector SPDR® Fund. The Financial Select Sector SPDR® Fund trades on NYSE Arca, Inc. (the “NYSE Arca”) under the ticker symbol “XLF.” The Financial Select Sector SPDR® Fund seeks investment results that, before expenses, generally correspond to the price and yield performance of publicly traded equity securities of companies in the financial services sector, as represented by the Financial Select Sector Index, which we refer to as the Underlying Index. The Financial Select Sector Index measures the performance of the financial services sector of the U.S. equity market, as defined by the S&P 500® Index. For additional information about the Fund, see the information set forth under “Fund Descriptions — The Financial Select Sector SPDR® Fund” in the accompanying underlying supplement no. 1-I.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 20-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Tax Treatment as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no 20-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to conclude that Contingent Interest Payments are not subject to U.S. withholding tax, a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States. If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Fund, the Underlying Index or any of the component securities of the Fund or the Underlying Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 20-I dated January 5, 2012 and the “Risk Factors” section of the accompanying underlying supplement no. 1-I dated November 14, 2011.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes are not automatically called, we will pay you your principal back at maturity only if the Final Share Price is greater than or equal to the Trigger Level. If the notes are not automatically called and the Final Share Price is less than the Trigger Level, you will lose 1% of your principal amount at maturity for every 1% that the Final Share Price is less than the Initial Share Price. Accordingly, under these circumstances you will lose at least 20% of your principal amount and could lose up to the entire principal amount of your notes.
JPMorgan Structured Investments —	TS-4
Auto Callable Contingent Interest Notes Linked to the Financial Select Sector SPDR® Fund

•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of the Fund. We will make a Contingent Interest Payment with respect to a Review Date only if the closing price of one share of the Fund on that Review Date is greater than or equal to the Interest Barrier. If the closing price of one share of the Fund on that Review Date is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date, and the Contingent Interest Payment that would otherwise have been payable with respect to that Review Date will not be accrued and subsequently paid. Accordingly, if the closing price of one share of the Fund on each Review Date is less than the Interest Barrier, you will not receive any interest payments over the term of the notes.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE PRICE OF THE FUND — The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any appreciation in the price of the Fund, which may be significant. You will not participate in any appreciation in the price of the Fund. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Fund during the term of the notes.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

In addition, we are currently one of the companies that make up the Fund and the Underlying Index. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Fund, the Underlying Index or the notes.

•	THE BENEFIT PROVIDED BY THE TRIGGER LEVEL MAY TERMINATE ON THE FINAL REVIEW DATE— If the Final Share Price is less than the Trigger Level, the benefit provided by the Trigger Level will terminate and you will be fully exposed to any depreciation in the closing price of one share of the Fund. Because the Final Share Price will be determined based on the closing price on a single day near the end of the term of the notes, the price of the Fund at the maturity date or at other times during the term of the notes could be greater than or equal to the Trigger Level. This difference could be particularly large if there is a significant decrease in the price of the Fund during the later portion of the term of the notes or if there is significant volatility in the price of the Fund during the term of the notes, especially on dates near the final Review Date.
•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of Contingent Interest Payments made on the notes may be less than the amount of Contingent Interest Payments that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus the Contingent Interest Payment applicable to the relevant Review Date.
•	REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as three months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the maturity date.
•	CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While any payment on the notes described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or the equity securities held by the Fund or included in the Underlying Index would have.
•	RISK OF THE CLOSING PRICE OF THE FUND FALLING BELOW THE INTEREST BARRIER OR THE TRIGGER LEVEL IS GREATER IF THE CLOSING PRICE OF THE FUND IS VOLATILE — The likelihood of the closing price of one share of the Fund falling below the Interest Barrier or the Trigger Level will depend in large part on the volatility of the closing price of the Fund — the frequency and magnitude of changes in the closing price of the Fund.
•	THERE ARE RISKS ASSOCIATED WITH THE FUND — Although the Fund’s shares are listed for trading on NYSE Arca and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the investment strategies of the

JPMorgan Structured Investments —	TS-5
Auto Callable Contingent Interest Notes Linked to the Financial Select Sector SPDR® Fund

Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund, and consequently, the value of the notes.

•	DIFFERENCES BETWEEN THE FUND AND THE UNDERLYING INDEX — The Fund does not fully replicate the Underlying Index and may hold securities not included in the Underlying Index. In addition, its performance will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index. All of these factors may lead to a lack of correlation between the Fund and the Underlying Index. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the Fund and the Underlying Index. Finally, because the shares of the Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Underlying Index.
•	THE FINANCIAL SELECT SECTOR SPDR® FUND IS LINKED TO THE PERFORMANCE OF THE FINANCIAL SERVICES SECTOR — All or substantially all of the equity securities held by the Financial Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the financial services sector, including the following sub-sectors: banking, mortgage finance, consumer finance, specialized finance, investment banking and brokerage, asset management and custody, corporate lending, insurance and financial investment, and real estate, including real estate investment trusts. Financial services companies are subject to extensive government regulation which may limit both the amounts and types of loans and other financial commitments they can make, and the interest rates and fees they can charge. Profitability is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact the sector. Insurance companies may be subject to severe price competition. Adverse economic, business or political developments affecting real estate could have a major effect on the value of real estate securities (which include real estate investment trusts). As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting these industries than a different investment linked to securities of a more broadly diversified group of issuers.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	HEDGING AND TRADING IN THE FUND — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Fund or instruments related to the Fund. We or our affiliates may also trade in the Fund or instruments related to the Fund from time to time. Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect our payment to you at maturity. It is possible that such hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.
•	THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the closing price of one share of the Fund on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
•	the actual and expected volatility in the closing price of the Fund;
•	the time to maturity of the notes;
•	whether the closing price of one share of the Fund is less than the Interest Barrier and the Trigger Level on the relevant Review Date;
•	the dividend rates on the equity securities underlying the Fund;
•	the occurrence of certain events to the Fund that may or may not require an adjustment to the Share Adjustment Factor;
•	interest and yield rates in the market generally as well as in the markets of the equity securities held by the Fund;
•	a variety of economic, financial, political, regulatory and judicial events; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
JPMorgan Structured Investments —	TS-6
Auto Callable Contingent Interest Notes Linked to the Financial Select Sector SPDR® Fund

Historical Information

The following graph sets forth the historical performance of the Financial Select Sector SPDR® Fund based on the weekly historical closing prices of one share of the Fund from January 5, 2007 through January 27, 2012. The closing price of one share of the Fund on January 27, 2012 was $14.14. We obtained the closing prices of one share of the Fund below from Bloomberg Financial Markets, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical performance of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Fund on the pricing date or any Review Date. We cannot give you assurance that the performance of the Fund will result in the return of any of your initial investment or the payment of any interest.

Supplemental Plan of Distribution

JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission that will depend on market conditions on the pricing date. In no event will that commission exceed $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-67 of the accompanying product supplement no. 20-I.

For a different portion of the notes to be sold in this offering, an affiliated bank will receive a fee and another affiliate of ours will receive a structuring and development fee. In no event will the total amount of these fees exceed $10.00 per $1,000 principal amount note.

JPMorgan Structured Investments —	TS-7
Auto Callable Contingent Interest Notes Linked to the Financial Select Sector SPDR® Fund